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                                                                    EXHIBIT 10.7


                           GADZOOX MICROSYSTEMS, INC.
                                6840 Via Del Oro
                           San Jose, California 95119
                                 April 29, 1997

K. William Sickler
14665 La Rinconada Drive
Los Gatos, California 95030

Dear Bill:

        This letter agreement is to memorialize our agreement with respect to the option (the "Option") to purchase 100,000 shares of Common Stock of Gadzoox Microsystems, Inc. (the "Company") granted by the Company to you in April 1996 pursuant to a Stock Option Agreement (the "Option Agreement") as well as 60,000 shares of the Company's Common Stock (the "Restricted Shares") sold to you (along with 540,000 additional shares) pursuant to the Restricted Stock Purchase Agreement dated April 15, 1996 (the "Purchase Agreement").

        The Company hereby acknowledges that more than one hundred (100%) percent of the 1997 Revenue Plan (as defined in the Purchase Agreement) was achieved. Accordingly, the Restricted Shares shall vest in accordance with the last paragraph of Section 3(a)(ii)(x) of the Purchase Agreement and the term "Revenue Shares," as defined in the Purchase Agreement, shall mean 60,000 shares.

        Additionally, the parties agree that despite the fact that less than two hundred (200%) percent of the 1997 Revenue Plan was achieved, the Option shall apply to 100,000 shares and the term "Revenue Shares," as defined in the Option Agreement, shall mean and refer to the entire 100,000 shares subject to the Option. Such Revenue Shares shall vest as set forth in the second to last sentence of Section I.1(ii) of the Option Agreement.

        In consideration of the foregoing, the Company and you have agreed to amend the Change of Control Agreement between the Company and yourself effective as of April 15, 1996 (the "Change of Control Agreement") to provide as set forth in the Amendment to Change of Control Agreement attached to this letter agreement as Exhibit A.

        If the foregoing accurately reflects our understanding, please sign the enclosed copy of this letter as well as the attached Amendment to Change of Agreement and return them to Christine Munson at the Company for the Company's records.

                                   GADZOOX MICROSYSTEMS, INC.



                                   By:

                                         Milton Chang, Director

The foregoing is hereby agreed to.


K. William Sickler


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                           GADZOOX MICROSYSTEMS, INC.

                    AMENDMENT TO CHANGE OF CONTROL AGREEMENT

        This Amendment to Change of Control Agreement (the "Amendment") is made and entered into by and between K. William Sickler (the "Employee") and Gadzoox Microsystems, Inc., a California corporation (the "Company") effective as of April 29, 1997.

                                    RECITALS

        A. On April 15, 1996 the Company and Employee executed a Change of Control Agreement (the "Agreement") certain provisions of which the parties now wish to amend.

        NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1. All capitalized terms used in this Amendment, shall have the meaning ascribed to them in the Agreement unless such terms are otherwise defined herein.

        2. Section 3 of the Agreement is hereby replaced and amended in its entirety to provide as follows:

        "3.     Change of Control Benefits.

                (a) Change of Control. Employee shall be entitled to receive from the Company the benefits provided in this Section 3 if there is a Change of Control that occurs while the Employee is employed by the Company.

                (b) Involuntary Termination. "Involuntary Termination" shall mean (i) without the Employee's express written consent, a significant reduction of the Employee's duties, position or responsibilities, or the removal of the Employee from such position and responsibilities, unless the Employee is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a significant reduction by the Company in the base compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of Employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) without the Employee's express written consent, the relocation of the Employee to a facility or a location more than 30 miles from the Employee's then present location; (vi) any purported termination of the Employee by the Company which is not effected due to the permanent disability of Employee, or for Cause or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6(a) below.


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                (c)     Cause. "Cause" shall mean (i) any act of personal
dishonesty taken by the Employee in connection with his responsibilities as an Employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony which the Board reasonably believes had or will have a material detrimental effect on the Company's reputation or business, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, and (iv) continued violations by the Employee of the Employee's reasonable obligations which are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties.

                (d)     Option and Restricted Stock Accelerated Vesting.

                        (i) In the event of a Change of Control that occurs while Employee is employed by the Company, the unvested portion of any stock option and any restricted stock held by the Employee shall automatically be accelerated as to a number of shares which equals the lesser of (x) 12/48ths of the initial number of shares subject to the option as well as the repurchase option, as applicable, or (ii) a number of shares such that following such acceleration, 6/48ths of the number of shares initially subject to such option and repurchase option, as applicable, shall remain unvested and subject to such repurchase option, as applicable. Any unvested shares following such acceleration shall continue to vest in accordance with the terms of the agreement under which the option was initially granted and the restricted stock initially sold. For example, if a Change of Control occurred nineteen months prior to the end of the vesting period of an option initially granted for 100,000 shares which vested over four years, upon the occurrence of the Change of Control, 12/48ths of the 100,000 shares would immediately become vested and the final 7/48ths of the 100,000 shares would continue to vest as to 1/48th of the 100,000 shares each month thereafter as provided in the initial option agreement. Similarly, if the Change of Control occurred eleven months prior to the date upon which such option would have been fully vested, only 5/48ths of the shares would become vested and 6/48ths of the shares would continue to vest at the rate of 1/48th of the shares each month thereafter. If the Change of Control occurred four months prior to the date that such option would have been fully vested, no adjustment to the vesting schedule shall occur and the option shall continue to vest over the remaining four months. A comparable adjustment shall be made with respect to the repurchase option applicable to any restricted stock held by Employee. If Employee has one or more options and/or one or more restricted stock purchases, a comparable analysis shall be applied to each separate agreement under which an option was granted or restricted stock was sold.

                        (ii) In the event of Employee's Involuntary Termination following a Change of Control that occurs while Employee is employed by the Company, in addition to the shares which are accelerated pursuant to Section (d)(i) above, the remaining unvested portion of any stock option held by the Employee shall automatically be accelerated in full and any repurchase option applicable to restricted stock shall immediately terminate in full such that the option is fully exercisable and the restricted shares cease to be subject to a repurchase option and become fully vested.

                        (iii) Notwithstanding the foregoing, if such vesting acceleration would


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cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounted principles, as determined by the Company's independent public accountants (the "Accountants") prior to the Change of Control, Employee's stock options and restricted stock shall not be subject to accelerated vesting as hereinabove provided; provided that if such result is caused by the execution of this Amendment and rescinding this Amendment and reinstating the prior Agreement would cure such problem, the parties agree to rescind this Amendment and replace it with the unamended terms of the prior Agreement dated April 15, 1996.

        4. In all other respects, the Agreement is hereby ratified and confirmed and shall remain unchanged.

        IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the company by its duly authorized officer, as of the date set forth above.


                                   GADZOOX MICROSYSTEMS, INC.





                                   Christine Munson, Vice President, Finance






                                   K. William Sickler


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                           GADZOOX MICROSYSTEMS, INC.

                           CHANGE OF CONTROL AGREEMENT


        This Change of Control Agreement (the "AGREEMENT") is made and entered into by and between K. William Sickler (the "EMPLOYEE") and Gadzoox Microsystems, Inc., a California corporation (the "COMPANY"), effective as of April 15, 1996.

                                 R E C I T A L S


        A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "BOARD") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

        B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

        C. The Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

        D.      Certain capitalized terms used in the Agreement are defined in
Section 4 below.

        The parties hereto agree as follows:

        1. TERM OF AGREEMENT. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

        2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, unless the termination is to avoid this agreement, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and practice or pursuant to other agreements with


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the Company.

        3.      CHANGE OF CONTROL BENEFITS.

                (a) Change of Control. Employee shall be entitled to receive from the Company Severance Benefits as provided in this Section 3 if there is a Change of Control that occurs while Employee is employed by the Company, regardless of whether Employee's employment relationship with the Company continues following such Change of Control.

                (b) Option and Restricted Stock Accelerated Vesting. In the event of a Change of Control that occurs while Employee is employed by the Company, the unvested portion of any stock option or restricted stock held by the Employee shall automatically be accelerated in full and any repurchase option applicable to restricted stock shall terminate in full so as to become completely vested; provided that vesting under the 100,000 share option granted May 8, 1996 under which vesting is accelerated based upon achieving more than 100% of the 1997 Revenue Plan (as defined therein) as well as release of the repurchase option with respect to 60,000 shares pursuant to Section 3(a)(ii)(x) of the Restricted Stock Purchase Agreement dated April 15, 1996 between Employee and the Company shall be accelerated or released only pursuant hereto only if the Change of Control occurs on or after April 1, 1997 and shall only be accelerated or released only to the extent of the number of Revenue Shares calculated under Section 1(ii) of such Stock Option Agreement and Section 3(a)(ii)(x) of the Restricted Stock Purchase Agreement respectively. Notwithstanding the foregoing, if such vesting acceleration would cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Company's independent public accountants (the "ACCOUNTANTS") prior to the Change of Control, Employee's stock options and restricted stock shall not have their vesting so accelerated.

        4. ATTORNEY FEES, COSTS AND EXPENSES. The prevailing party, determined without regard to whether or not the action results in a final judgment, shall be entitled to collect from the other party its reasonable attorneys' fees, costs and expenses incurred in connection with any action brought by either party in connection with the subject matter of this Agreement.

        5. DEFINITION OF CHANGE OF CONTROL. "CHANGE OF CONTROL" means the occurrence of any of the following events:

                (a) Any "PERSON" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "BENEFICIAL OWNER" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities other than in a private financing transaction approved by the Board of Directors; or

                (b) The stockholders of the Company (x) approve a merger or consolidation


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of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (y) approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

        6.      SUCCESSORS.

                (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "COMPANY" shall include any successor to the Company's business and/or assets which exe cutes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

                (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        7. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

        8.      MISCELLANEOUS PROVISIONS.

                (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

                (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

                (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

                (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

               IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.


COMPANY                            GADZOOX MICROSYSTEMS, INC.


                                   _____________________________________________
                                   Alistair Black, Chief Technical Officer


EMPLOYEE                           _____________________________________________
                                   K. William Sickler